EXHIBIT 10.34

THIRD AMENDMENT
TO FINANCING AGREEMENT

THIRD AMENDMENT, dated as of July 9, 2004 (this "Amendment"), to the Financing Agreement referred to below, by and among Gerber Scientific, Inc., a Connecticut corporation (the "Parent"), each subsidiary of the Parent listed as a "Borrower" on the signature pages hereto (together with the Parent, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (each a "Guarantor" and collectively, the "Guarantors"), the financial institutions from time to time party to the Financing Agreement referred to below (each a "Lender" and collectively, the "Lenders"), and Ableco Finance LLC, a Delaware limited liability company ("Ableco"), as agent for the Lenders (in such capacity, the "Agent").

WHEREAS, the Borrowers, the Guarantors, the Lenders and the Agent are parties to the Financing Agreement dated as of May 9, 2003 (as amended from time to time, the "Financing Agreement"); and

WHEREAS, the Borrowers and the Guarantors have requested that the Agent and the Lenders amend certain terms and provisions of the Financing Agreement (including, without limitation, certain covenants set forth therein) and the Agent and the Lenders have agreed to such request, subject to (i) the execution and delivery of this Amendment by the Loan Parties, and (ii) the other terms and conditions set forth in this Amendment;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

      Definitions in Amendment.
        Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.
        Section 1.01 of the Financing Agreement is hereby amended by deleting the definition of "PIK Rate" in its entirety.
        The definition of "Reference Rate" in Section 1.01 of the Financing Agreement is hereby amended by deleting the reference therein to "4.25%" and inserting in lieu thereof the reference to "4.00%".
        Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

        "'Acquisition' means the acquisition of all of the Capital Stock of any Person or all or substantially all of the assets of any Person."

        "'Applicable Prepayment Premium' means, as of any date of determination, an amount equal to (a) during the period of time from and after the Third Amendment Effective Date up to but excluding the date that is the first anniversary of the Third Amendment Effective Date, 1.375% times the principal amount of the Term Loans prepaid on such date, (b) during the period of time from and including the date that is the first anniversary of the Third Amendment Effective Date up to but excluding the date that is the second anniversary of the Third Amendment Effective Date, 0.75% times the principal amount of the Term Loans prepaid on such date and (c) during the period of time from and including the date that is the second anniversary of the Third Amendment Effective Date up to but excluding the date that is the Final Maturity Date, 0.5% times the principal amount of the Term Loans prepaid on such date."

        "'Permitted Acquisition' means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied:

        the aggregate Purchase Price for all Permitted Acquisitions since the Third Amendment Effective Date would not exceed $5,000,000, individually, or $10,000,000 in the aggregate during the term of this Agreement as a result of the consummation of the proposed Acquisition;
        no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;
        the Purchase Price for such Acquisition shall not exceed an amount equal to 3 times the Consolidated EBITDA (for the immediately preceding twelve-month period) of the Person subject to the proposed Acquisition;
        (i) the Excess Availability (as defined in the Revolving Credit Agreement) of the Loan Parties shall not be less than $10,000,000 and (ii) the Loan Parties shall have unrestricted Cash and Cash Equivalents in an aggregate amount of not less than $8,500,000, in each case, both immediately before and immediately after giving effect to such Acquisition;
        the Borrowers shall have furnished to the Agent at least 10 Business Days prior to the consummation of such Acquisition (1) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (2) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (3) a certificate of the chief financial officer of the Parent, demonstrating on a pro forma basis compliance with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and (4) copies of such other agreements, instruments or other documents (including, without limitation, the Loan Documents required by Section 7.01(o)) as the Agent shall reasonably request;
        the agreements, instruments and other documents referred to in paragraph (e) above shall provide that (1) neither the Loan Parties nor any of their Subsidiaries shall, in connection with such Acquisition, assume or remain liable in respect of any Indebtedness of the Seller or Sellers, or other obligation of the Seller or Sellers (except for Permitted Indebtedness, obligations incurred in the ordinary course of business in operating the property so acquired and necessary and desirable to the continued operation of such property and except for Indebtedness that the Agent, with the consent of the Required Lenders, otherwise expressly consent to in writing after their review of the terms of the proposed Acquisition), and (2) all property to be so acquired in connection with such Acquisition shall be free and clear of any and all Liens, except for Permitted Liens (and if any such property is subject to any Lien not permitted by this clause (2) then concurrently with such Acquisition such Lien shall be released);
        the Subsidiary to be acquired or formed as a result of such Acquisition shall be engaged in the same or similar business as one or more Loan Parties and such Subsidiary will be a direct wholly-owned Subsidiary of a Loan Party;
        such Acquisition shall be effected in such a manner so that the acquired Capital Stock or assets are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person; and
        any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(o)."

      "'Purchase Price' means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash or property or securities (but excluding the fair market value of any Capital Stock of any Loan Party issued in connection with such Acquisition), paid or delivered by the Parent in connection with such Acquisition, plus (ii) the aggregate amount of Indebtedness assumed, but excluding consideration consisting of royalties based upon a percentage of sale or other similar percentage of sale arrangements."

      "'Seller' means any Person that sells Capital Stock or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition."

      "'Third Amendment to Financing Agreement' means the Third Amendment to Financing Agreement, dated as of August __, 2004, among the Borrowers, the Guarantors, the Agent and the Lenders."

      "'Third Amendment Effective Date' means the date on which all of the conditions precedent set forth in Section 11 of the Third Amendment to Financing Agreement are satisfied or waived by the Agent."

      Interest. Section 2.04 of the Financing Agreement is hereby amended by amending clauses (a) and (b) in their entirety to read as follows:

      "(a) Term Loan A. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount is repaid in full, at a rate per annum equal to the Reference Rate plus 6.0%.

      (b) Term Loan B. The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount is repaid in full, at a rate per annum equal to the Reference Rate plus 6.0%."

      Optional Prepayment. Section 2.05(a) of the Financing Agreement is hereby amended in its entirety to read as follows:

      "(a) Optional Prepayment. The Borrowers may, upon at least three (3) Business Days' prior written notice to the Agent, prepay the principal of the Loans, in whole or in part, without penalty or premium except as otherwise provided in the immediately succeeding sentence. If the Loans are fully prepaid in accordance with the immediately preceding sentence, the Borrowers shall pay to the Agent, for the account of the Lenders, the Applicable Prepayment Premium on the date of such prepayment. Each prepayment made pursuant to this clause (a) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied pro rata between the Term Loan A and the Term Loan B. For avoidance of doubt, no Applicable Prepayment Premium shall apply unless the Loans are prepaid in their entirety and this Agreement is terminated"

      Interest and Fees. Section 2.05(c) of the Financing Agreement is hereby amended by inserting therein the phrase "(and, to the extent the Term Loans are prepaid in full pursuant to Section 2.05(a), the Applicable Prepayment Premium)" immediately after the words "by the payment of all fees".
      Section 7.01(a) of the Financing Agreement is hereby amended by deleting the word "prior" in clause (v) thereof and substituting in lieu thereof the word "after".
      The first sentence of Section 7.02(d)(i) of the Financing Agreement is hereby amended in its entirety to read as follows:

      "(i) The Loan Parties will not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that, so long as no Default or Event of Default shall have occurred or be continuing before and after giving effect to such transaction or result therefrom, (A) any Borrower may be merged or combined with or into any other Borrower, (B) any Guarantor may be merged or combined with or into any other Loan Party, (C) any Subsidiary of a Loan Party may be merged or combined with or into any Loan Party or any other Subsidiary of such Loan Party and (D) any other Person may be merged or combined into a Loan Party in connection with a Permitted Acquisition, so long as, in each case of clauses (C) and (D) above, a Loan Party is the survivor of such merger to which it is a party and each party to any such merger has a tangible net worth (determined in accordance with GAAP) that is at least $1.00."

      Investments; Hedging Agreements. Section 7.02(e)(i) of the Financing Agreement is hereby amended by (a) deleting the word "and" at the end of clause (F) thereof, (b) redesignating clause (G) thereof as new clause (H) thereof, and (c) adding the following new clause (G) therein to read as follows:

      "(G) Permitted Acquisitions; and".

      Section 7.02(f) of the Financing Agreement is hereby amended in its entirety to read as follows:

      (f) Restricted Junior Payments.  The Loan Parties will not declare or make any Restricted Junior Payment at any time, except that (A) any Loan Party that is a Subsidiary of another Loan Party may pay dividends to such other Loan Party, (B) the Parent may pay dividends in the form of common Capital Stock and (C) the Parent may make other Restricted Junior Payments in an amount not to exceed $10,000,000 in the aggregate after the Third Amendment Effective Date, so long as (I) no Default or Event of Default shall have occurred and be continuing or would result from such Restricted Junior Payments, (II) the Excess Availability (as defined in the Revolving Credit Agreement) of the Loan Parties shall not be less than $10,000,000 and (III) the Loan Parties shall have unrestricted Cash and Cash Equivalents in an aggregate amount of not less than $8,500,000, in each case, both immediately before and immediately after giving effect to such Restricted Junior Payment."

      Section 7.03(a) of the Financing Agreement is hereby amended in its entirety to read as follows:

      (a) "Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Parent and its Subsidiaries as of the end of each period of four (4) consecutive fiscal quarters of the Parent and its Subsidiaries for which the last quarter ends on a date set forth below to be greater than the applicable ratio set forth below:

Fiscal Quarter End	Leverage Ratio
July 31, 2004	2.50 to 1.00
October 31, 2004	2.50 to 1.00
January 31, 2005	2.50 to 1.00
April 30, 2005	2.00 to 1.00
July 31, 2005	2.00 to 1.00
October 31, 2005	2.00 to 1.00
January 31, 2006	2.00 to 1.00
April 30, 2006 and each quarter thereafter	1.75 to 1.00

      Section 7.03(c) of the Financing Agreement is hereby deleted in its entirety.
      Fee Letter. Paragraph (c) of the Fee Letter is hereby amended in its entirety to read as follows:

      "(c) on each anniversary of the Effective Date, the Borrowers shall pay to the Agent for the ratable account of the Lenders, a non-refundable anniversary fee (the "Anniversary Fee") equal to the product of (i) 1.00% times (ii)  the average aggregate principal amount of the Loans outstanding at the end of each of the immediately preceding twelve (12) months, which Anniversary Fee shall be deemed fully earned when paid. For the avoidance of doubt, if the Loans are paid in full prior to any date on which the Anniversary Fee is due, no Anniversary Fee shall be due on such date."

      Conditions to Effectiveness. This Amendment shall become effective only upon satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Third Amendment Effective Date"):
          The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Third Amendment Effective Date are true and correct on and as of such date as though made on and as of such date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof), and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof) or would result from this Amendment becoming effective in accordance with its terms.
          No Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or result from the Amendment becoming effective in accordance with its terms.
          The Agent shall have received counterparts of this Amendment which bear the signatures of each Borrower and each Guarantor that is a party to the Financing Agreement.
          The Agent shall have received satisfactory evidence that the Revolving Credit Agent and the Revolving Credit Lenders have consented to this Amendment.
          All legal matters incident to this Amendment shall be satisfactory to the Agent and its counsel.
      Representations and Warranties. Each Loan Party that is a party to the Financing Agreement hereby represents and warrants to the Agent and the Lenders as follows:
          Representations and Warranties; No Event of Default. The representations and warranties herein, in Article VI of the Financing Agreement and in each other Loan Document, certificate or other writing delivered by or on behalf of any Loan Party to the Agent or any Lender pursuant to the Financing Agreement or any other Loan Document on or prior to the Third Amendment Effective Date are true and correct on and as of such date as though made on and as of such date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof), and no Default or Event of Default has occurred and is continuing as of the Third Amendment Effective Date (except as otherwise disclosed in writing by any Loan Party to the Agent prior to the date hereof) or would result from this Amendment becoming effective in accordance with its terms.
          Organization, Good Standing, Etc. Each Loan Party (i) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, (ii) has all requisite power and authority to own its Property and carry on its business as now conducted and as currently contemplated, and to execute and deliver this Amendment, and to consummate the transactions contemplated hereby and by the Financing Agreement, as amended hereby, and (iii)  is qualified to do business in, and is in good standing and duly authorized to do business in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          Authorization; Enforceability. The execution, delivery and performance of this Amendment by each applicable Loan Party, and the performance of the Financing Agreement, as amended hereby (i) are within the power and authority of each such Loan Party and have been duly authorized by all necessary action and (ii) have been duly authorized, executed and delivered by each such Loan Party and constitute legal, valid and binding obligations of each such Loan Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Governmental Approvals; No Conflicts. The execution, delivery and performance of this Amendment by each applicable Loan Party, and the performance of the Financing Agreement, as amended hereby (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority which has not been obtained, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Loan Parties or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Loan Parties, or any of their assets, or give rise to a right thereunder to require any payment to be made by any of the Loan Parties, (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties and (v) except for the Liens created by the Loan Documents, will not result in the creation or imposition of any Lien on any asset of any of the Loan Parties.
      Continued Effectiveness of Financing Agreement. Each Loan Party that is a party to the Financing Agreement hereby (i) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Third Amendment Effective Date all references in any such Loan Document to "the Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Agent, or to grant to the Agent a Lien on any collateral as security for the Obligations of the Borrowers from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.
      Miscellaneous.
          This Amendment may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
          Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall prove to have been incorrect in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment (subject to applicable notice and cure periods, if any, specified in Article IX of the Financing Agreement).
          The Borrowers will pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to the Agent.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

AGENT AND LENDER:

ABLECO FINANCE LLC

By: /s/

Name:

Title:

OTHER LENDERS

DB SPECIAL OPPORTUNITIES LLC

By: Drawbridge Special Opportunities Advisors LLC
Title: Its Authorized Signatory

By: /s/

Name:

Title:

DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

By: /s/

Name:

Title:

HIGHBRIDGE/ZWIRN SPECIAL OPPORTUNITIES FUND, LP

By: /s/

Name:

Title:

TRS METIS LLC

By: /s/

Name:

Title:

BORROWERS:

GERBER SCIENTIFIC, INC.

By: /s/ Shawn M. Harrington

Name: Shawn M. Harrington

Title: EVP/CFO

GERBER SCIENTIFIC INTERNATIONAL, INC.

By: /s/ Shawn M. Harrington

Name: Shawn M. Harrington

Title:

GUARANTORS:

GERBER VENTURE CAPITAL CORPORATION

By: /s/ Shawn M. Harrington

Name: Shawn M. Harrington

Title:

GERBER COBURN OPTICAL INTERNATIONAL, INC.

By: /s/ Shawn M. Harrington

Name: Shawn M. Harrington

Title:

ND GRAPHIC PRODUCTS LIMITED

By: /s/

Name:

Title:

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